Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zoetis Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-186367, 333-189573, and 333-200073) on Form S-8 of Zoetis Inc. and subsidiaries of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the two-year period ended December 31, 2014, and the combined statements of income, comprehensive income, equity, and cash flows of Zoetis (the animal health business unit of Pfizer Inc.) for the year ended December 31, 2012, and the related financial statement schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of Zoetis Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
February 27, 2015